Execution Copy

THE INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
OF AVISTA CORPORATION

(As Amended and Restated Effective January 1, 2014)
Second Amendment
WHEREAS, Avista Corporation (the “Company”) adopted The Investment and Employee Stock Ownership Plan of Avista Corporation, as Amended and Restated Effective January 1, 2014 (the “Plan”); and
WHEREAS, the Company wishes to amend the Plan to add a new employer nonelective contribution for collectively bargained employees of the Company who are represented by Oregon IBEW Local 659, and;
WHEREAS, the Company retains the right to amend the Plan under Section 20.1 thereof;
NOW, THEREFORE, effective as of April 1, 2014, the Plan is amended as follows:
1.Section 2.51 is added at the end of Article II of the Plan to read in full as follows:
2.51    “Local 659 Member” means an Employee whose employment is subject to a collective bargaining agreement entered into and by and between the Company and Oregon IBEW Local 659.

2.    Section 4.1(d) of the Plan is hereby amended to read as follows:
(d)    Employer Nonelective Contributions for Non-Union Employees Hired or Rehired on or after January 1, 2014 and Local 659 Members Hired or Rehired on or after April 1, 2014.
(i)    Amount of Contributions. Subject to Section 4.2, a Employer nonelective contribution shall be made for each payroll period on behalf of each Participant who is either (1) a non-union Employee hired or rehired on or after January 1, 2014, or (2) a Local 659 Member who is hired or rehired on or after April 1, 2014. Such Employer nonelective contribution shall be based on such Participant’s age as of the last day of the payroll period and his eligible Compensation for that payroll period, as follows:

Age as of the Last Day of the Payroll Period	Contribution as a Percentage of Eligible Compensation
Younger than 40	3%
40-49	4%
50 or Older	5%

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Execution Copy

Contributions pursuant to this Section 4.1(d) for a payroll period shall be paid to the Trustee as soon as administratively possible on or after the last day of that payroll period. Provided, that in no event will such contributions be made later than the due date (including extensions of time) for filing the Employer’s income tax return for the Plan Year in which the payroll period occurred.

IN WITNESS WHEREOF, the Company has executed this Second Amendment this _____ day of ________________, 2014 by its duly authorized officer.

AVISTA CORPORATION

Witness:	By
Title

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